Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney,
VP, Investor Relations
774-512-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JULY SALES RESULTS

August 4, 2011 — Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for July 2011 increased by 12.4% to $854.8 million from $760.9 million in July 2010. On a comparable club basis, July 2011 sales increased by 9.2%, including a contribution from sales of gasoline of 3.8%. Merchandise comparable club sales excluding the impact of gasoline increased by 5.4%.

In 2010, the Company reported a comparable club sales increase of 2.8% for July, including a positive impact from sales of gasoline of 0.9%. Excluding the impact of gasoline, merchandise comparable club sales in July 2010 increased by 1.9%.

	Four Weeks Ended July 30, 2011	Thirteen Weeks Ended July 30, 2011	Twenty-six Weeks Ended July 30, 2011
Comparable club sales	9.2%	7.8%	7.1%
Impact of gasoline sales	3.8%	4.0%	4.0%
Merchandise comparable club sales	5.4%	3.8%	3.1%

For the second quarter ended July 30, 2011, total sales increased by 11.0% to $2.98 billion and comparable club sales increased by 7.8%, including a contribution from sales of gasoline of 4.0%. Excluding the impact of gasoline, merchandise comparable club sales increased by 3.8%. For the second quarter of 2010, the Company reported a comparable club sales increase of 4.4%, including a contribution from sales of gasoline of 1.5%. Excluding the impact of gasoline, merchandise comparable club sales for the second quarter of 2010 increased by 2.9%.

For the 26-week period ended July 30, 2011, total sales increased by 10.5% and comparable club sales increased by 7.1%, including a contribution from sales of gasoline of 4.0%. Excluding the impact of gasoline, merchandise comparable club sales increased by 3.1%. For the 26-week period ended July 31, 2010, comparable club sales increased by 6.0% including a contribution from sales of gasoline of 2.5%. Excluding the impact of gasoline, merchandise comparable club sales for the first half of 2010 increased by 3.5%.

Sales Results for July

($ in thousands)

Four Weeks Ended		% Change
July 30, 2011	July 31, 2010	Net Sales	Comp. Sales
$854,841	$760,871	12.4%	9.2%

Thirteen Weeks Ended		% Change
July 30, 2011	July 31, 2010	Net Sales	Comp. Sales
$2,984,709	$2,689,005	11.0%	7.8%

-More-

BJ’s Wholesale Club

August 4, 2011

Twenty-six Weeks Ended		% Change
July 30, 2011	July 31, 2010	Net Sales	Comp. Sales
$5,753,979	$5,205,381	10.5%	7.1%

The Company provided the following additional information regarding comparable club sales for July 2011:

•	Comparable club sales increased in all four weeks, with the highest increase in week three.

•	Comparable club sales increased in all regions, with the highest increase in the Southeast Region.

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Excluding sales of gasoline, traffic increased by approximately 1% and the average transaction amount increased by approximately 4%. For the second quarter of 2011, traffic was essentially flat to last year and the average transaction amount increased by approximately 3%. For the first half of 2011, traffic increased by approximately 1% and the average transaction amount increased by approximately 2%.

•

On a comparable club basis, food sales increased by approximately 7% and general merchandise sales increased by approximately 3%. For the second quarter of 2011, food sales increased by approximately 5% and general merchandise sales increased by approximately 1%. For the first half of 2011, food sales increased by approximately 5% and general merchandise sales were approximately flat to last year.

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For the month of July, departments with the strongest sales increases compared to last year included air conditioners, coffee, computer equipment, dairy, deli, household chemicals, ice cream, meat, men’s apparel, lawn & garden, milk, prepared foods, produce, salty snacks, seasonal and small appliances. Departments with weaker sales compared to last year included books, diapers, pre-recorded video and televisions.

Second Quarter Results

BJ’s plans to announce financial results for the second quarter ended July 30, 2011 on Wednesday, August 17, 2011 at 7:00 a.m. Eastern Time. There will be no conference call.

About BJ’s Wholesale Club

The Company currently operates 190 BJ’s Wholesale clubs in 15 states. BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

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